Exhibit 99.1

January 5, 2018

Dear ABE Unit Holder:

As we enter 2018, we wanted to provide you a brief update, including a tax estimate discussed below.

Our fiscal 2017 began with a strong margin environment.  Strong gasoline demand coupled with equally strong export demand propelled margins during our first fiscal quarter.  As we approached our second fiscal quarter margins dropped off rapidly due to an abrupt downturn in gasoline demand as industry-wide production levels set new annualized records.  With the industry’s overall production levels outpacing ethanol demand, margins remained under pressure for much of our second fiscal quarter.  Additionally, key export destinations announced new tariffs on ethanol imports, dampening export expectations for 2017.  Margins rebounded in the second half of fiscal 2017, driven by improving gasoline demand and lower corn prices.  Cash corn prices dropped below three dollars per bushel.

Operationally, we accomplished several objectives.  We set new highs for corn to ethanol yield and continued to push a broad range of input costs lower.  Our new corn oil system in Huron produced corn oil well above our initial expectations.  Additionally, we experienced a significant increase in corn oil production at our Aberdeen plant.  Overall, fiscal 2017 was a solid year for ABE.  Our financial position remains strong with more than $19 million in working capital as of September 30, 2017.  Our senior debt obligation was $24.8 million as of September 30, 2017.  Last year we announced plans to explore opportunities to move our corn origination from an externally sourced model to an internally sourced model.  We continue to push this objective forward into fiscal 2018 at both locations.

Annual Report and 10K

Our Form 10-K, which includes our audited financial statements, is available on our website under the tab “Investor Relations”.  We will be mailing our Annual Report, which includes the Form 10-K, and the Proxy Statement in mid-February 2018.  Our Annual Meeting will be held in Aberdeen, SD on March 15, 2018.  Details will be included with the mailing of the Proxy noted above.

Tax Estimate and K1 Timing

As a reminder, our tax year is based on a calendar year versus our financial reporting year, which is October 1st to September 30th.  We are estimating taxable income per unit at 15 cents for calendar tax year 2017.  The mailing of K1’s is expected to occur the last week of February 2018.

We appreciate your continued support as we work toward improving our business and increasing value for our unit holders.

Sincerely,

Richard R. Peterson

CEO